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                              Verizon Virginia Inc.

                                                                      EXHIBIT 12
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                             Nine Months Ended
(Dollars in Millions)                                       September 30, 2001
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Income before provision for income taxes                                $ 565.9
Equity in loss from affiliates                                             30.1
Dividends received from equity affiliate                                     .4
Interest expense                                                           59.4
Portion of rent expense representing interest                              13.4
Amortization of capitalized interest                                        2.3
                                                        ------------------------
Earnings, as adjusted                                                   $ 671.5
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Fixed charges:
Interest expense                                                        $  59.4
Portion of rent expense representing interest                              13.4
Capitalized interest                                                        9.6
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Fixed Charges                                                           $  82.4
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Ratio of Earnings to Fixed Charges                                         8.15
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